POWER OF ATTORNEY


By this Power of Attorney given this 28th day of November 2005, I, Theodore N. Bobby, an individual residing at 706 Parkview Drive, Gibsonia, Pennsylvania 15044, authorize Patrick J. Guinee, Esquire, Assistant General Counsel of H. J. Heinz Company, and Rene D. Biedzinski, Corporate Secretary of H. J. Heinz Company, a Pennsylvania corporation with offices located at 600 Grant Street, 60th Floor US Steel Building, Pittsburgh, Pennsylvania (collectively, the "Attorneys," and each, individually, the "Attorney"), to perform the following on my behalf:

         To prepare, execute, and file on my behalf all Forms 3, 4, and 5, and amendments thereto, necessary or appropriate to comply with Section 16 of the Securities Exchange Act of 1934 (the "Act") and the rules and regulations promulgated pursuant to the Act.

This Power of Attorney is valid until revoked by me.

I acknowledge that the Attorneys, in serving in such capacity at my request, are not assuming, nor is H. J. Heinz Company assuming, any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.




/s/ Theodore N. Bobby
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Theodore N. Bobby